Exhibit 10.8
UNITED STATES DEPARTMENT OF THE TREASURY
December 29, 2008
General Motors Corporation
300 Renaissance Drive
Detroit, MI 48265-3000
     Re: Commitment Letter for Rights Offering Liquidity
Ladies and Gentlemen:
     The United States Department of the Treasury (“UST”) hereby irrevocably commits, upon the terms and subject to the conditions set forth in this commitment letter (the “Commitment Letter”) and in the Term Sheet attached hereto as Exhibit A (the “Term Sheet”), to provide up to $1 billion (as provided in Appendix A) in the form of a single-draw term loan for use by General Motors Corporation (the “Borrower;” such facility, the “Facility”) to purchase Class B Membership Interests of GMAC LLC (the “GMAC Equity”) pursuant to an offering of approximately $1.25 billion of Common Membership Interests of GMAC LLC to be made to the existing holders of GMAC LLC Common Membership Interests.
     The Facility will be made available to the Borrower on substantially the same terms and conditions as the Loan and Security Agreement for the $13.4 billion credit facility being provided to the Borrower by UST (the “GM Loan”), except (1) the Facility will be secured solely by the GMAC Equity or other collateral acceptable (collectively, the “GMAC Collateral”) to lender, and (2) as otherwise provided in the Term Sheet and Appendix A. UST’s commitment hereunder is subject to (a) entry into a loan agreement and other documentation on terms mutually satisfactory to the Borrower and UST on or before January 16, 2009 or such other date as is mutually agreed between the parties, (b) the closing and initial funding of the GM Loan, (c) since the date of this Commitment Letter, no event described in Section 5.2(f) of the Membership Interest Subscription Agreement between GMAC LLC, the Borrower and FIM Holdings LLC relating to the GMAC Rights Offering (as defined in the Term Sheet) shall have occurred, and (d) satisfaction of the other conditions set forth or referred to in the Term Sheet. The terms and conditions of UST’s commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet. Those matters not covered by the provisions hereof and of the Term Sheet will be addressed in the loan agreement for the Facility, subject to the approval and agreement of UST and the Borrower.
     You agree (a) to indemnify and hold harmless UST and its affiliates and their respective officers, employees, advisors, and agents (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from (i) the willful misconduct or gross negligence of such Indemnified Person or (ii) a breach by an Indemnified Person of the terms of this Commitment Letter, and (b) to reimburse UST and its affiliates on demand for all reasonable out-of-pocket expenses (including, without limitation reasonable fees, time charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including, without limitation this Commitment Letter, the Term Sheet and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No Indemnified Person shall be liable for any special, indirect, consequential or punitive damages in connection with the Facility.
     This Commitment Letter shall not be assignable by the Borrower (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the Borrower and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Borrower. This Commitment Letter may not be amended or waived except by an instrument in writing signed by the Borrower and UST. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Term Sheet set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with applicable Federal law and the laws of the State of New York. If this Commitment Letter, the Term Sheet or any act, omission or event hereunder or thereunder becomes the subject of a dispute, the Borrower and UST each hereby waive trial by jury.
     The reimbursement and indemnification provisions contained herein and in the Term Sheet shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or UST’s commitment hereunder; provided, that your obligations under this Commitment Letter shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Facility upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.
     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us an executed counterpart hereof not later than 6:00 p.m., Washington D.C. time today. UST’s commitment will expire at such time in the event UST has not received such executed counterpart in accordance with the immediately preceding sentence. This Commitment Letter and Term Sheet supersede any and all prior versions hereof and thereof.

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[Signature Page Follows]

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Very truly yours, THE UNITED STATES DEPARTMENT OF THE TREASURY
By:	/x/ Neel Kashkari
Neel Kashkari
Interim Assistant Secretary of the Treasury for Financial Stability

Accepted and agreed to as of
the date first written above by:
GENERAL MOTORS CORPORATION
By:      /x/ Ray G. Young
Name: Ray G. Young
Title: Executive Vice President and CFO
Signature Page to Commitment Letter for Rights Offering Liquidity

EXHIBIT A

Indicative Summary of Terms for
Secured Term Loan Facility
December 29, 2008
Based upon the preliminary information provided to the United States Department of the Treasury (the “UST”) regarding the proposed Facility, the following Summary of Terms outlines the key terms and conditions of the Facility. This Summary of Terms is not intended to be a comprehensive list of all relevant terms and conditions of the transactions contemplated herein. Final terms will be included in definitive documentation based on this Summary of Terms and executed by the applicable parties. This Summary of Terms is intended for the sole benefit of the Company identified on Appendix A and shall not be relied upon by any other person. Capitalized terms used herein or in Appendix A and defined herein or in the Commitment Letter or Appendix A are used herein and therein as so defined.

Facility:	A term loan that is secured by a first priority security interest in the Class B Membership Interests of GMAC LLC purchased by Borrower in the GMAC Rights Offering and such other collateral as the lender may require (collectively, the “GMAC Equity”), and is subject to the terms and conditions contained herein and in the definitive Facility documentation.

Borrower:	As set forth on Appendix A.

Lender:	UST, on a fully committed basis.

Closing Date:	As set forth on Appendix A.

Loan:	Lender will make available to Borrower a loan in an aggregate amount up to the amount set forth on Appendix A (the “Loan Amount”), as further specified on Appendix A.

Availability:	Borrower may request Lender to fund a draw up to an amount set forth on Appendix A (such funding, an “Advance”). At the time of funding by the Lender (the “Advance Date”), Borrower shall be in compliance with all of the covenants, representations and warranties of this Facility.

Unless otherwise agreed by the UST, Borrower must provide the UST with its request at least one (1) business day’s prior to the date on which the Advance will be funded by Lender. For the avoidance of doubt, notice received by the UST after 5:00 pm Washington, DC time on any business day shall be deemed to be received on the following business day.

Use of Funds:	The Borrower shall utilize the proceeds from the Advance as set forth on Appendix A.

Currencies:	The Advance and any prepayments and payments of fees and indemnities and any other payments under the Facility shall be made in United States Dollars or in the form of the GMAC Equity.

Collateral:	As set forth on Appendix A. As security for Borrower’s performance of all of its obligations under the Facility, Borrower will grant to Lender a security interest in and to the Collateral (with the lien priority specified with respect thereto on Appendix A).

Maturity Date:	The Facility will terminate and the aggregate outstanding Advance and all fees, expenses, indemnities and other amounts owing to Lender, will be due and fully payable on the earlier of (i) the Expiration Date (as set forth on Appendix A), and (ii) the date of exchange after the Advance Date, at the option of the Lender, based upon the facts and circumstances in existence at the time of the exchange.

Interest Rate:	The Advance shall accrue interest at a rate per annum equal to (i) the sum of (x) the greater of (A) three-month LIBOR and (B) the LIBOR Floor, plus (y) the Spread Amount, multiplied by (ii) the outstanding principal balance of such Advance. The Interest Rate shall be determined on the Closing Date and reset on each Interest Payment Date and shall be calculated on a 360-day year basis for the actual number of days elapsed (including the first day but excluding the last day) occurring in the related Interest Period. Interest on the Advance shall be payable in arrears on each Interest Payment Date in respect of the previous Interest Period, and together with all outstanding principal and other amounts owing, on the Maturity Date.

Interest Period:	For the Advance, (i) initially, the period commencing on the Advance Date and ending on the calendar day prior to the next succeeding Interest Payment Date, and (ii) thereafter, each period commencing on an Interest Payment Date and ending on the calendar day prior to next succeeding Interest Payment Date. Notwithstanding the foregoing, no Interest Period may end after the Maturity Date.

Interest Payment Date:	Set forth on Appendix A.

LIBOR Floor:	Set forth on Appendix A.

Spread Amount:	Set forth on Appendix A.

Mandatory Prepayments:
Subject to any mandatory prepayments from the following amounts required under existing secured credit agreements, the Borrower shall apply 100% of the net cash proceeds of any of the following transactions, to the extent such transactions relate to collateral for the Facility, to prepay, on a pro rata basis, the aggregate outstanding Advance: (i) sales, liquidations or other transfers of any Collateral, (ii) the incurrence by the Borrower of any debt (other than permitted indebtedness including the refinancing of prior indebtedness) or any equity or other capital raises (other than contributions of indemnity payments received by the Company and required to be applied to satisfy obligations of its subsidiaries), either public or private, whether in connection with a primary securities offering, a business combination of any kind, or otherwise, (iii) to the extent unencumbered, non-ordinary course asset sales (including aircraft divestments); provided that, with respect to clause (ii), in no event will any of the Collateral or Lender’s security interest therein be released to the Borrower until the aggregate outstanding Advance, together with interest thereon at the applicable Interest Rate and all fees, expenses, indemnities and other amounts owing to Lender shall have been paid in full. Notwithstanding anything to the contrary contained herein, any amounts advanced and repaid cannot be reborrowed.

Optional Prepayments:
Upon written notice to the Lender at least two business days in advance, Borrower may prepay all or a portion of the outstanding Advance, without penalty; provided that in no event will any of the Collateral be released to the Borrower until the aggregate outstanding Advance, together with interest thereon at the applicable Interest Rate and all fees, expenses, indemnities and other amounts owing to Lender shall have been paid in full. Notwithstanding anything to the contrary contained herein, any amounts advanced and repaid cannot be reborrowed.

Executive Privileges and Compensation:
Until such time as the Facility is repaid in full and the UST ceases to own any equity securities of the Relevant Company acquired pursuant to this Facility or any other facility between the Relevant Company and the UST (including any Warrants and underlying Equity Interests acquired by the UST upon exercise thereof) (the “Relevant Period”), the following restrictions on executive privileges and compensation shall apply to the “Relevant Company,” as defined on Annex A:
1.	The Relevant Company shall be subject to the executive compensation and corporate governance requirements of Section 111(b) of the EESA and the UST’s guidelines that carry out the provisions of such subsection for systemically significant failing institutions as set forth in Notice 2008-PSSFI;

2.	The Relevant Company and its respective SEOs (as defined below) shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with Section 111(b) of the EESA and the guidelines set forth in Notice 2008-PSSFI;

3.	The Relevant Company shall comply in all respects with the limits on annual executive compensation deductibles imposed by Section 162(m)(5) of Internal Revenue Code of 1986, as amended, as applicable;

4.	The Relevant Company shall not pay or accrue any bonus or incentive compensation to the 25 most highly compensated employees (including the SEOs) (collectively, the “Senior Employees”) except as approved by the President’s Designee;

5.	The Relevant Company shall not adopt or maintain any compensation plan that would encourage manipulation of their reported earnings to enhance the compensation of any of its employees; and

6.	The Relevant Company shall maintain all suspensions and other restrictions of contributions to Benefit Plans that are in place or initiated as of the Closing Date.

At any time during the Relevant Period, the Lender shall have the right to require the Relevant Company to claw back any bonuses or other compensation, including golden parachutes, paid to any Senior Employees in violation of any of the foregoing.

Within 120 days of the Closing Date, the principal executive officer (or person acting in a similar capacity) of the Relevant Company shall certify in writing, to the Lender’s Chief Compliance Officer that the Relevant Company’s compensation committee has reviewed the compensation arrangements of the SEOs with its senior risk officers and determined that the compensation arrangements do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Relevant Company. The Relevant Company shall preserve appropriate documentation and records to substantiate such certification in an easily accessible place for a period not less than three (3) years following the Maturity Date.

“President’s Designee” means one or more officers from the Executive Branch designated by the President. “SEOs” means the Borrower’ “senior executive officers” as defined in subsection 111(b)(3) of the EESA and regulations issued thereunder, including the rules set forth in 31 C.F.R. Part 30, or as otherwise may be defined by the UST. “Benefit Plan” means, collectively, any compensation, bonus, incentive and other benefit plans (including supplemental executive retirement plans), arrangements and agreements (including golden parachute, severance and employment agreements).

Asset Divestment:	With respect to any private passenger aircraft or interest in such aircraft that is owned or held by the Borrower or any subsidiary immediately prior to the Closing Date, such party shall demonstrate to the satisfaction of the President’s Designee that it is taking all reasonable steps to divest itself of such aircraft or interest. Further, the Borrower shall not acquire or lease any such aircraft or interest in such aircraft.

Material Transactions:
The Borrower shall provide prompt notice to the President’s Designee of any asset sale, investment, contract, commitment, or other transaction not in the ordinary course of business proposed to be entered into with a value in excess of $100 million (a “Material Transaction”). The President’s Designee shall have the right to review and prohibit any such Material Transaction if the President’s Designee determines that it would be inconsistent with or detrimental to the long-term viability of the Borrower.

Restrictions on Expenses:
During the Relevant Period, the Company shall maintain and implement its comprehensive written policy on corporate expenses (“Expense Policy”) and distribute the Expense Policy to all employees of the Company and its subsidiaries covered under the policy. Any material amendments to the Expense Policy shall require the prior written consent of the President’s Designee, and any material deviations from the Expense Policy, whether in contravention thereof or pursuant to waivers provided for thereunder, shall promptly be reported to the the President’s Designee.

The Expense Policy shall, at a minimum: (i) require compliance with all applicable law, (ii) apply to the Company and all of its subsidiaries, (iii) govern (a) the hosting, sponsorship or other payment for conferences and events, (b) travel accommodations and expenditures, (c) consulting arrangements with outside service providers, (d) any new lease or acquisition of real estate, (e) expenses relating to office or facility renovations or relocations, and (f) expenses relating to entertainment or holiday parties; and (iv) provide for (a) internal reporting and oversight, and (b) mechanisms for addressing non-compliance with the policy.

Reporting Requirements:
The Borrower shall deliver to Lender, consistent with Borrower’s obligations to provide such information pursuant to the terms of other loan agreements, some or all of the following periodic reports and certifications:
1.	Weekly status report, commencing with the week of December 29, 2008, detailing the 13-week rolling cash forecast for the Company and its subsidiaries (on a consolidated and consolidating basis);

2.	Bi-weekly liquidity status report, commencing with the second week following the Closing Date, detailing, with respect to the Company and its subsidiaries (on a consolidated and consolidating basis): (i) the current liquidity profile; (ii) expected liquidity needs; (iii) any material changes in their business since the date of the last status report; (iv) any transfer, sale, pledge or other disposition of any material asset since the date of the last status report; and (v) any changes to their capital structure.

3.	Monthly certification that (i) the Expense Policy conforms to the requirements set forth herein; (ii) the Company and its subsidiaries are in compliance with the Expense Policy; and (iii) there have been no material amendments thereto or deviations therefrom other than those that have been disclosed to and approved by Lender.

4.	Monthly certification that all Benefit Plans with respect to SEOs and Senior Employees are in compliance with Section 111(b) of the EESA and the executive compensation terms specified in the final lending agreement; and

5.	Certified copies of all publicly filed financial reports and auditors opinions.

Access to Information And Right to Audit:
At all times while the Facility is in effect, the Borrower and each of its direct and indirect subsidiaries shall permit the Lender and its agents, consultants, contractors and advisors, and the Special Inspector General of the Troubled Assets Relief Program, access to personnel and any books, papers, records or other data that may be relevant to the financial assistance being provided through the Facility, including compliance with the financing terms and conditions.

Representations And Warranties:
In addition, with respect to Warrants to be issued to the UST , the Borrower will represent and warrant to the UST that, as of the date of this Indicative Summary of Terms and each date any Warrants are delivered, (i) the Warrants have been duly authorized and constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms; (ii) the shares of common stock issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized and reserved for issuance upon exercise of the Warrants, and when so issued in accordance with the terms of the Warrants will be validly issued, fully paid, and non-assessable; (iii) Borrower has the corporate power to enter into this Facility, to execute and deliver the related Facility documentation and the Warrants and to carry out its obligations hereunder and thereunder; (iv) the execution, delivery, and performance by the Borrower of the Facility documents and the Warrants, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on their respective parts, and no further approval or authorization is required on their respective parts; (v) each Facility document, when executed and delivered by the Borrower and Lender, is a valid, binding and enforceable obligation of the Borrower.

Conditions Precedent to Closing:	Closing of the Facility and the funding of the Advance will be subject to, the satisfaction of customary conditions precedent, including but not limited to:
1.	Execution of mutually satisfactory Facility documentation and completion of all conditions to funding contained therein;

2.	Receipt of customary legal opinions from in-house, domestic and local counsel to the Borrower acceptable to Lender including, but not limited to, security interest perfection, PTO filings and analogous foreign law opinions, general corporate matters and enforceability, and an Investment Company Act opinion;

3.	Receipt of officer’s certificates and standard closing documents and certificates with respect to the Borrower, each in a form acceptable to Lender;

4.	The Lender’s interests in the Collateral shall be perfected in accordance with applicable law (except to the extent the interests will be perfected on a post-closing basis, as may be agreed to by the Lender) and all necessary waivers, amendments, approvals and consents to the pledge of such Collateral shall have been obtained;

5.	With respect to Collateral on which Lender will have a first priority lien, evidence that all then-existing liens thereon have been released or will be released simultaneously with the funding of the Advance;

6.	With respect to Collateral on which Lender will have a lien of junior priority, if any, an intercreditor agreement duly executed by the other lienholders, in form and substance acceptable to Lender in its sole discretion;

7.	With respect to any equity investments that constitute Collateral, receipt of approvals duly executed by the Borrower’s applicable creditors consenting to the pledge of such equity investments, to the extent required;

8.	With respect to any real property that constitutes Collateral, receipt of an environmental indemnity from the Borrower;

9.	A waiver shall have been duly executed by the Borrower and each SEO and delivered to the UST releasing the UST from any claims that the Borrower and/or the SEOs may otherwise have as a result of any modification of the terms of any benefit plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and the guidelines set forth in Notice 2008-PSSFI;

11.	A waiver shall have been duly executed by each SEO and delivered to the Borrower (with a copy to the UST) releasing the

Borrower from any claims the SEOs may otherwise have as a result of any modification of the terms of any benefit plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and the guidelines set forth in Notice 2008-PSSFI;

12.	A waiver shall have been duly executed by the Borrower and each Senior Employee and delivered to the UST releasing the UST from any claims that the Borrower and such Senior Employees may otherwise have as a result of the Borrower’s failure to pay or accrue any bonus or incentive compensation as a result of the foregoing;

13.	A waiver shall have been duly executed by each Senior Employee and delivered to the Borrower (with a copy to the UST) releasing the Loan Parties from any claims that the SEOs may otherwise have as a result of the Borrower’s failure to pay or accrue any bonus or incentive compensation as a result of the foregoing;

14.	No material pending or threatened litigation not otherwise disclosed to and approved by Lender;

15.	Payment of all fees and expenses due at the Closing Date;

16.	Satisfaction of the additional conditions precedent set forth on Appendix A; and

17.	Delivery or performance (to the satisfaction of the Lender) of all other conditions to closing and due diligence items that may be requested by the Lender.

Conditions Precedent to the Advance:	The obligation of Lender to make the Advance will be subject to the satisfaction of the following conditions precedent:
1.	No unmatured Event of Default or Event of Default shall have occurred and be continuing; and

2.	Other customary conditions precedent.

Covenants	Unless waived by Lender, the Borrower shall be subject to customary covenants for this type of transaction (with certain exceptions to be mutually agreed).

Events of Default:	Will include, consistent with events of default set forth in the $13.4 billion loan agreement to which the Borrower and the Lender will become parties, but not be limited to each of the following events:
1.	Breach of representations, warranties or covenants or other terms and conditions of the Facility;

2.	Default on any payment obligation under the Facility;

3.	Bankruptcy/insolvency of the Borrower;

4.	Change in control of the Borrower;

5.	The Borrower’s or default under any other debt or prepayment obligations the outstanding principal balance of which equals or exceeds $100 million;

6.	Lender ceases to have a perfected first priority security interest or ownership interest in any material portion of the Collateral;

7.	Cross default to any other facility or arrangement between the Borrower or any of its affiliates and Lender.

Upon the occurrence of any of the foregoing, Lender shall have the option to make demand, at which time the Facility will terminate and all amounts owing with respect to the Facility will be immediately exchanged for the GMAC Equity in full and complete satisfaction of the Borrower’s obligations under the Facility. Lender shall be entitled to any and all remedies pursuant to the Facility documents and applicable law, each of which shall be cumulative and in addition to every other remedy available to the Lender.

DIP Loan Conversion:
Upon the filing of a voluntary or involuntary bankruptcy petition by or in respect of the Borrower, Lender shall have the exclusive right, exercisable at its option, to convert this Facility into a debtor-in-possession facility in form and substance acceptable to Lender.

Warrant:	The UST will receive warrants to purchase common shares of the Company as set forth in the Indicative Summary of Terms for Secured Term Loan Facility dated December 19, 2008.

Fees and Expenses:	The Borrower shall be responsible for any and all reasonable legal fees, reasonable due diligence and other reasonable out-of-pocket expenses incurred by or on behalf of the Lender in connection with this Facility, whether or not the Facility closes or funds.

Governing Law:	Applicable Federal law (including conflicts of law rules), and in the absence of applicable Federal law, the law of the State of New York, without regard to conflict of laws doctrine applied in such state (other than Section 5-1401 of the New York General Obligations Law).

Appendix A to Secured Term Loan Facility
GM
Additional Terms

Company/Borrower:	General Motors Corporation.

Expected Closing and Advance Date:	Expected date for closing and funding: On or about January 16, 2009.

Loan Amount:	Up to $1 billion, to be made available to Borrower, upon request (subject to the Loan Parties’ satisfaction of the other terms and conditions of the Facility), on or after the closing date of the GMAC Rights Offering.

Use of Funds:	The funds advanced may be used by the Borrower to purchase, through the applicable subsidiaries, $1 billion Class B Membership Interests of GMAC LLC (the “Purchased Interests”) pursuant to an offering of $1 .25 billion Common Membership Interests of GMAC LLC to the existing Common Holders (the “GMAC Rights Offering”). Capitalized terms used in this section and not otherwise defined herein shall have the respective meanings set forth in the GMAC LLC Operating Agreement.

The funds advanced may be used by the Borrower to purchase, through the applicable subsidiaries, $1 billion Class B Membership Interests of GMAC LLC (the “Purchased Interests”) pursuant to an offering of $1 .25 billion Common Membership Interests of GMAC LLC to the existing Common Holders (the “GMAC Rights Offering”). Capitalized terms used in this section and not otherwise defined herein shall have the respective meanings set forth in the GMAC LLC Operating Agreement.

The funds advanced may be used by the Borrower to purchase, through the applicable subsidiaries, $1 billion Class B Membership Interests of GMAC LLC (the “Purchased Interests”) pursuant to an offering of $1.25 billion Common Membership Interests of GMAC LLC to the existing Common Holders (the “GMAC Rights Offering”). Capitalized terms used in this section and not otherwise defined herein shall have the respective meanings set forth in the GMAC LLC Operating Agreement.

The funds advanced may be used by the Borrower to purchase, through the applicable subsidiaries, $1 billion Class B Membership Interests of GMAC LLC (the “Purchased Interests”) pursuant to an offering of $1.25 billion Common Membership Interests of GMAC LLC to the existing Common Holders (the “GMAC Rights Offering”). Capitalized terms used in this section and not otherwise defined herein shall have the respective meanings set forth in the GMAC LLC Operating Agreement.

The funds advanced shall be used by the Borrower to purchase up to $1 billion of Class B Membership Interests of GMAC LLC (the

“Purchased Interests”) pursuant to an offering of approximately $1.25 billion Common Membership Interests of GMAC LLC to the existing Common Holders (the “GMAC Rights Offering”). Capitalized terms used in this section and not otherwise defined herein shall have the respective meanings set forth in the GMAC LLC Operating Agreement.

Expiration Date:	January 16, 2012 at 5:00 pm Washington, DC time.

Payment Date:	The last business day of each calendar quarter, commencing with the first calendar quarter in 2009.

LIBOR Floor:	2.00%.

Spread Amount:	300 basis points; provided that upon the occurrence and during the continuance of an Event of Default, the Spread Amount shall be equal to 800 basis points.

Financial Covenants:	Minimum liquidity and maximum leverage covenants to be determined by the President’s Designee.

Additional Conditions Precedent to Closing:	(1) The Common Holders of the Class A Membership Interests of GMAC LLC and holders of the Class C Membership Interests of GMAC LLC shall have consented in writing to the pledge to Lender of the Class B Membership Interests under this Facility.

(2) Cerberus ResCap Financing, LLC (or its applicable affiliate) and the Borrower shall each have converted 100% of their respective participation interests in GMAC LLC’s senior secured credit facility with Residential Funding Company, LLC and GMAC Mortgage, LLC, dated June 4, 2008, to Common Membership Interests.

Additional Condition Precedent to Making the Loan:	Each Common Holder of Common Membership Interests of GMAC LLC shall have waived its preemptive rights under Section 12.3 of the GMAC LLC Operating Agreement.

Collateral:	The Borrower shall and shall cause its affiliates to grant to Lender first-priority liens the GMAC Equity issued to them in the GMAC Rights Offering, together with certain other GMAC equity now owned by the Borrower, and such other collateral as may be requested by the Lender and provided by the Borrower from time to time.

Relevant Company:	General Motors Corporation.